Exhibit 3.2

PELICAN MERGER SUB I, LLC

OPERATING AGREEMENT

This Operating Agreement (this “Agreement”) is entered into effective as of the 12th day of March, 2026, by and between Public Storage, a Maryland real estate investment trust (the “Owner”), and Pelican Merger Sub I, LLC.

Explanatory Statement

The Owner has determined to organize and operate a limited liability company in accordance with the terms of, and subject to the conditions set forth in, this Agreement.

NOW, THEREFORE, the terms and conditions under which the limited liability company are to be organized and operated are as follows:

Section I

Defined Terms

The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Maryland Limited Liability Company Act, as amended from time to time.

“Agreement” means this Agreement, as amended from time to time.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any noncash charges, but less cash funds used to pay operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements and replacements as determined by the Owner. Cash Flow shall be increased by the reduction of any reserve previously established.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means the limited liability company organized in accordance with this Agreement.

“Interest” means a Person’s share of the Profits and Losses of, and the right to receive distributions from, the Company. The Interests of the Members are set forth on Exhibit A.

“Interest Holder” means any Person who holds an Interest, whether as a Member or as an unadmitted assignee of a Member.

“Involuntary Withdrawal” means, with respect to the Owner, the occurrence of any of the events set forth in Section 4A-606(3) through (9) of the Act.

“Member” means the Person signing this Agreement and any Person who subsequently is admitted as a member of the Company.

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Interest; (ii) right to inspect the Company’s books and records; (iii) right to participate in the management of and vote on matters coming before the Company; and (iv) unless this Agreement or the Articles of Organization provide to the contrary, right to act as an agent of the Company.

“Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

“Profit” and “Loss” mean, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with the Code.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“Successor” means all Persons to whom all or any part of an Interest is transferred either because of (i) the sale or gift by the Owner of all or any part of the Owner’s Interest, (ii) an assignment of the Owner’s Interest due to the Owner’s Involuntary Withdrawal or (iii) the death of the Owner and the Persons that are the Owner’s personal representatives, heirs, or legatees.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign or otherwise transfer.

“Withdrawal” means a Member’s dissociation from the Company by any means.

Section II

Formation and Name; Office; Purpose

2.1.          Organization. The Owner hereby organizes a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, has caused Articles of Organization to be prepared, executed and filed with the SDAT on March 12, 2026.

2.2.          Name of the Company. The name of the Company shall be “Pelican Merger Sub I, LLC”. The Company may do business under that name and under any other name or names upon which the Owner may, in the Owner’s sole discretion, determine. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file a trade name certificate as required by law.

2.3.          Purpose. The Company is organized to engage in any business permitted under the Act and to have all of the powers permitted by Section 4A-203 of the Act.

2.4.          Principal Office. The principal office of the Company in the State of Maryland shall be c/o CSC-Lawyers Incorporating Service Company, 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202, or any other place within the State of Maryland which the Owner, in the Owner’s sole discretion, determines.

2.5.          Resident Agent. The name and address of the Company’s resident agent in the State of Maryland shall be CSC-Lawyers Incorporating Service Company, 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202.

2.6.          Principal Executive Office. The principal executive office of the Company shall be 2811 Internet Boulevard, Frisco, Texas 75034, or any other place which the Owner, in the Owner’s sole discretion, determines.

2.7.          Members. The name and present mailing address of the Owner are set forth on Exhibit A.

Section III

Members; Capital; Capital Accounts

3.1.          Capital Contributions. Each Member may make capital contributions to the Company in such amounts and at such times as such Member may deem appropriate; provided, that absent such determination, such Member is under no obligation whatsoever, express or implied, to make any such contribution or loan to the Company.

3.2.          No Other Capital Contributions Required. No Member shall be required to contribute any additional capital to the Company and, except as set forth in the Act, no Member shall have any personal liability for any obligations of the Company.

3.3.          Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

Section IV

Profit, Loss, and Distributions

4.1.          Distributions of Cash Flow. The Company will distribute Cash Flow to the Owner at such times and in such amounts as the Owner shall determine.

4.2.          Allocation of Profit or Loss. All Profit or Loss shall be allocated to the Owner.

4.3.          Liquidation and Dissolution. If the Company is liquidated, the assets of the Company shall be distributed to the Owner or to a Successor or Successors.

4.4           Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the Company shall be treated as an entity that is disregarded as separate from the Owner.

Section V

Management: Rights, Powers, and Duties

5.1.          Management. The business and affairs of the Company shall be managed under the direction of the Owner. The Owner may from time to time elect or appoint such officers or agents with such powers and duties as it shall deem necessary or desirable.

5.2.          Personal Services. The Owner shall not be required to perform services for the Company solely by virtue of being a Member. However, it is expected that the business and affairs of the Company shall be managed, controlled and operated by the Owner. It is in consideration of these services that the Company is distributing all of its Cash Flow and allocating all of its Profits to the Owner.

5.3.          Liability and Indemnification.

5.3.1.       The Owner shall not be liable, responsible or accountable, in damages or otherwise, to the Company for any act performed by the Owner with respect to Company matters, except for fraud.

5.3.2.       The Company shall indemnify the Owner for any act performed by the Owner with respect to Company matters, except for fraud.

Section VI

Transfer of Interests and Withdrawals of Members

6.1.          Transfers. The Owner may Transfer all, or any portion of, the Owner’s Membership Rights to one or more Successors.

6.2.          Transfer to a Successor. In the event of any Transfer of all or any part of the Owner’s Interest to a Successor, the Successor shall thereupon become a Member and the Company shall be continued.

Section VII

Dissolution, Liquidation, and Termination of the Company

7.1.          Events of Dissolution. The Company shall be dissolved if:

7.1.1.       The Owner determines, or if a Successor determines, or all of the Successors unanimously determine, to dissolve the Company.

7.1.2.       The Company has no Members for a period of ninety (90) consecutive days.

The Company shall not dissolve merely because of the Owner’s Involuntary Withdrawal, unless the Company has no Members for a period of ninety (90) consecutive days.

7.2.          Procedure for Winding Up and Dissolution. If the Company is dissolved, the affairs of the Company shall be wound up. On winding up of the Company, the assets of the Company shall be distributed, first to creditors of the Company in satisfaction of the liabilities of the Company, and then to the Persons who are the Members of the Company in proportion to their Interests.

7.3.          Filing of Articles of Cancellation. If the Company is dissolved, Articles of Cancellation shall be promptly filed with the SDAT. If there are no remaining Members, the Articles of Cancellation shall be filed by the last Person to be a Member; if there are no remaining Members, or a Person who last was a Member, the Articles of Cancellation shall be filed by the legal or personal representatives of the Person who last was a Member.

Section VIII

Books, Records, Accounting, and Tax Elections

8.1.          Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Owner shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts and the Persons who will have authority with respect to the accounts and the funds therein.

8.2.          Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Owner, subject to the requirements and limitations of the Code.

Section IX

General Provisions

9.1.         Assurances. The Owner shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Owner deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

9.2.          Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Maryland.

9.3.          Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.4.          Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the Owner and the Owner’s heirs, executors, administrators, personal and legal representatives, Successors and permitted assigns.

9.5.          Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

9.6.          Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Owner and the Company have executed, or caused this Agreement to be executed, as of the date set forth hereinabove.

PUBLIC STORAGE

/s/ Steven C. Babinski
Name:	Steven C. Babinski
Title:	Vice President, Associate
General Counsel, and Assistant Secretary

PELICAN MERGER SUB I, llc

By: Public Storage, its sole member

/s/ Steven C. Babinski
Name:	Steven C. Babinski
Title:	Vice President, Associate
General Counsel, and Assistant Secretary

[Signature Page to Operating Agreement – Pelican Merger Sub I, LLC]

EXHIBIT A

Name and Address of Member	Interest
Public Storage 2811 Internet Boulevard Frisco, Texas 75034	100%

Exhibit A